                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in Post-Effective Amendment
No. 31 to the Registration Statement on Form N1-A of our report dated July 14,
2000 relating to the financial statements and financial highlights which appear in the May 31, 2000 Annual Report to Shareholders of the Florida Municipal Money
Market Fund, Florida Intermediate-Term Municipal Fund, Arizona Intermediate-Term
Municipal Fund, Tax-Free Money Market Fund, Limited-Term Tax-Free Fund,
Intermediate-Term Tax-Free Fund, Long-Term Tax-Free Fund, and High-Yield
Municipal Fund, which are incorporated by reference into the Registration
Statement. We also consent to the references to us under the headings "Financial
Highlights", "Experts", "Independent Accountants" and "Financial Statements" in
such Registration Statement.

/*/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Kansas City, Missouri
April 16, 2001